EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Contact:	Antonio L. DeLise
President, Chief Executive Officer & Chief Financial Officer
PubliCARD, Inc.
(212) 651-3120

PubliCARD, INC. ANNOUNCES FOURTH QUARTER AND FISCAL 2005 RESULTS

NEW YORK - MARCH 31, 2006 - PubliCARD, Inc. (OTC BB: CARD.OB) reported its financial results for the three months and year ended December 31, 2005.

Revenues for the fourth quarter of 2005 decreased to $928,000, compared to $1,279,000 in 2004. An improvement in shipments to European distribution partners were more than offset by significant declines in direct sales to customers located in the United Kingdom as well as shipments to U.S. distribution partners. In the first several months of 2005, the Company reduced sales and customer support headcount by a total of eight people to reduce operating expenses and reflect lower revenue expectations. The Company reported a net loss for the quarter ended December 31, 2005 of $547,000, or $0.02 per share, compared with a net loss of $491,000, or $0.02 per share, a year ago. The 2005 results include a charge of $782,000 to recognize the impairment of goodwill associated with Infineer Ltd., the Company’s sole operating business As of December 31, 2005, cash and short-term investments totaled $1,072,000.

For the year ended December 31, 2005, sales were $3,617,000 compared to $4,395,000 a year ago. The decline was driven by weaker performance in direct sales to customers located in the United Kingdom and shipments to U.S. distribution partners. The Company reported a net loss of $2,031,000, or $.08 per share for the year ended December 31, 2005 compared to a net loss of $4,859,000, or $.20 per share, in 2004. The 2005 results include the Infineer goodwill impairment charge. The 2004 results include a $2,739,000 non-cash loss on the termination of the Company’s frozen defined benefit pension plan and a gain of $647,000 relating to an agreement to assign to a third party certain insurance claims against a group of historic insurers.

It is unlikely that the Company will be able to continue as a going concern. See Note 1 to the attached financial statements.

About PubliCARD, Inc.

Headquartered in New York, NY, PubliCARD, through its Infineer Ltd. subsidiary, designs smart card solutions for educational and corporate sites. More information about PubliCARD can be found on its web site www.publicard.com.

Special Note Regarding Forward-Looking Statements: Certain statements contained in this press release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the applicable statements. Such factors include the Company’s inability to continue as a going concern and the inability to satisfy obligations to the Pension Benefit Guaranty Corporation. For more information on the potential factors which could affect financial results and the Company’s ability to continue as a going concern, refer to the Company's most recent Annual Report on Form 10-K for the year ended December 31, 2005, as filed with the Securities and Exchange Commission.

(table to follow)

PUBLICARD, INC.
AND SUBSIDIARY COMPANIES

CONSOLIDATED BALANCE SHEETS
DECEMBER 31, 2005 AND 2004

	2005	2004
	(in thousands, except share data)
ASSETS

Current assets:
Cash, including short-term investments of $989 and $1,837 in 2005 and 2004, respectively	$1,072	$1,943
Trade receivables, less allowance for doubtful accounts of $16 and $48 in 2005 and 2004, respectively	647	827
Inventories	303	558
Other current assets	573	440
Total current assets	2,595	3,768

Equipment and leasehold improvements, net	47	127
Goodwill	-	782
Other assets	-	396
	$2,642	$5,073

LIABILITIES AND SHAREHOLDERS’ DEFICIENCY

Current liabilities:
Overdraft payable	$406	$347
Trade accounts payable	592	1,011
Accrued liabilities	1,067	1,005
Total current liabilities	2,065	2,363

Note payable	7,501	7,501
Other non-current liabilities	227	368

Total liabilities	9,793	10,232

Commitments and contingencies (Note 7)

Shareholders’ deficiency:
Class A Preferred Stock, Second Series, no par value: 1,000 shares authorized; 465 and 565 shares issued and outstanding as of December 31, 2005 and 2004, respectively	2,325	2,825
Common shares, $0.10 par value: 40,000,000 shares authorized; 24,940,902 and 24,690,902 shares issued and outstanding as of December 31, 2005 and 2004, respectively	2,494	2,469
Additional paid-in capital	108,594	108,119
Accumulated deficit	(120,507)	(118,476)
Other comprehensive loss	(57)	(96)
Total shareholders’ deficiency	(7,151)	(5,159)
	$2,642	$5,073

See Note 1 below.

PUBLICARD, INC.
AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THREE AND TWELVE MONTHS ENDED DECEMBER 31, 2005 AND 2004
(in thousands, except share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	(unaudited)

	2005	2004	2005	2004
Net sales	$928	$1,279	$3,617	$4,395

Cost of sales	441	594	1,661	2,010
Gross margin	487	685	1,956	2,385

Operating expenses:
General and administrative	480	490	2,017	2,330
Sales and marketing	244	481	1,173	1,671
Product development	135	194	624	716
Impairment of goodwill	782	-	782	-
Amortization of intangibles	-	10	-	40
	1,641	1,175	4,596	4,757
Loss from operations	(1,154)	(490)	(2,640)	(2,372)

Other income (expenses):
Interest income	6	9	27	27
Interest expense	(7)	(6)	(26)	(22)
Cost of pensions - nonoperating	-	(9)	-	(405)
Loss on pension settlement	-	-	-	(2,739)
Gain on insurance recoveries	-	-	-	647
Other income	350	5	350	5
	349	(1)	351	(2,487)
Loss from continuing operations	(805)	(491)	(2,289)	(4,859)
Income from discontinued operations	258	-	258	-
Net loss	$(547)	$(491)	$(2,031)	$(4,859)

Basic and diluted earnings (loss) per common share:
Continuing operations	$(.03)	$(.02)	$(.09)	$(.20)
Discontinued operations	01	-	.01	-
	$(.02)	$(.02)	$(.08)	$(.20)

Weighted average common shares outstanding	24,940,902	24,690,902	24,767,825	24,690,902

See Note 1 below.

Note 1--Liquidity and Going Concern Considerations

The consolidated financial statements included above contemplate the realization of assets and the satisfaction of liabilities in the normal course of business. As a result of the factors described below, it is unlikely that the Company will be able to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. The independent auditors’ reports on the Company’s Consolidated Financial Statements for the years ended December 31, 2005, 2004, 2003 and 2002 contain emphasis paragraphs concerning substantial doubt about the Company’s ability to continue as a going concern.

Infineer has continued to incur operating losses and negative cash flow. During 2003, 2004 and 2005, the Company contributed additional capital to Infineer of $70,000, $225,000 and $150,000, respectively. It is likely that Infineer will require additional capital and the Company does not have the financial resources to provide such support. Given the Company’s lack of available resources, continued operating losses and debt position, the Company has begun to consider various alternatives. In 2006, with the assistance of an investment banker, the Company commenced an assessment of the value of Infineer, developed an information memorandum and has begun to obtain offers for Infineer’s potential for sale. This process is ongoing and no firm offers have been received to date. A determination whether to consummate such a sale has not been made nor is it certain whether an acceptable offer will materialize. Any such determination would depend upon, among other things, the amount of potential proceeds of any such sale and satisfactory arrangements with the Pension Benefit Guaranty Corporation (the “PBGC”) regarding the use of those proceeds, pursuant to the Company’s obligations to the PBGC described below.

The Company sponsored a defined benefit pension plan (the “Plan”) that was frozen in 1993. In January 2003, the Company filed a notice with the PBGC seeking a “distress termination” of that Plan. Pursuant to the Agreement for Appointment of Trustee and Termination of Plan between the PBGC and the Company, effective September 30, 2004, the PBGC proceeded to terminate the Plan and was appointed as the Plan’s trustee. As a result, the PBGC has assumed responsibility for paying the obligations to Plan participants. As a result of the Plan termination, the Company’s 2003 and 2004 funding requirements due to the Plan amounting to $3.4 million through September 15, 2004 were eliminated.

Under the terms of the Settlement Agreement, effective September 23, 2004, between the PBGC and the Company (the “Settlement Agreement”), the Company is liable to the PBGC for the unfunded guaranteed benefit payable by the PBGC to Plan participants in the amount of $7.5 million. The Company satisfied this liability by issuing a non-interest bearing note (the “Note”), dated September 23, 2004, payable to the PBGC with a face amount of $7.5 million. Pursuant to the Security Agreement and Pledge Agreement, both dated September 23, 2004, the Note is secured by (a) all presently owned or hereafter acquired real or personal property and rights to property of the Company and (b) the common and preferred stock of Infineer and TecSec, Incorporated (“TecSec”) owned by the Company. The Company has an approximately 5% ownership interest in TecSec, on a fully diluted basis.

The Note matures on September 23, 2011. The first payment will be equal to $1.0 million and will become due 30 days after the Company has received a total of $4.0 million in Net Recoveries. “Net Recoveries,” as defined in the Settlement Agreement, means the net cash proceeds received by the Company with respect to transactions consummated after March 31, 2003 from (a) the sale of the Company’s interest in Infineer and TecSec, real property in Louisiana and any other real or personal property assets and (b) any recoveries from the Company’s historic insurance program. Thereafter, on each anniversary of the first payment, the Company is required to pay the PBGC an amount equal to 25% of the Net Recoveries in excess of $4.0 million (less the sum of all prior payments made in accordance with this sentence in prior years). As of December 31, 2005, Net Recoveries was approximately $3.6 million. The Company expects to realize additional Net Recoveries of approximately $270,000 in 2006 relating to the release of certain funds currently held in escrow.

In the Company defaults under the Settlement Agreement, the PBGC may declare the outstanding amount of the Note to be immediately due and payable, proceed with foreclosure of the liens granted in favor of the PBGC and exercise any other rights available under applicable law.

The Company has incurred operating losses, a substantial decline in working capital and negative cash flow from operations for a number of years. The Company has also experienced a substantial reduction in its cash and short term investments, which declined from $17.0 million at December 31, 2000 to $1.1 million at December 31, 2005. The Company also had a shareholders’ deficiency of $7.2 million December 31, 2005.

Absent a sale of Infineer and satisfaction of any obligation to the PBGC created by such sale, management believes that existing cash and short-term investments will not be sufficient to permit the Company to continue operating past the third quarter of 2006 and the Company would likely seek bankruptcy protection or otherwise cease operations. If a sale of Infineer is consummated, the Company will not thereafter have any ongoing business operations. In either case, the Company does not expect that any funds will be available for distribution to its shareholders.